Exhibit 99.1

Dear [NUANCE CUSTOMER],

I’m writing to share some exciting news. We are pleased to announce that Nuance and Transcend have entered into a definitive agreement in which Nuance will acquire Transcend. The combination of Nuance’s proven clinical documentation and transcription technology and services, with Transcend’s complementary services strengths, uniquely positions the combined company to offer expanded value to customers, like you.

Without question, uniting the strengths and resources of Nuance and Transcend will prove to be an important milestone in the transformation of the clinical documentation process in healthcare. We believe, together we are better positioned to support and improve your documentation goals and as always, are committed to achieving and sustaining customer satisfaction. The addition of Transcend brings many advantages and synergies that are expected to complement Nuance’s presence in the healthcare market, as well as accelerate our delivery of solutions and services that can significantly reduce costs and improve processes for the healthcare enterprise.

We currently anticipate that the transaction will close during the second half of Nuance’s fiscal year 2012. You can expect no change to the service you receive or to your account team in the immediate future. Moving forward, we believe your organization will benefit from access to excellent, complementary services from Transcend.

In closing, let us reiterate the excitement shared among our organizations and many opportunities we see for you. If you have questions or would like to speak with me or a member of the executive team about this news, please let me know.

Sincerely,

Janet and Sean

Janet Dillione

Executive Vice President, General Manager, Nuance Healthcare Division

Sean Carroll

Senior Vice President, Health Information Management, Nuance Healthcare Division

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.